SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of February 14, 2014 (this “Agreement”) by and EmployUS Ltd., a Nevada corporation (“EmployUS”), the stockholders of EmployUS set forth on Schedule I hereto (the “EmployUS Shareholders”), The Staffing Group Ltd., a Nevada corporation (“Staffing”), and the stockholders of Staffing set forth on Schedule II hereto (the “Staffing Controlling Stockholder[s]”).

WHEREAS, the EmployUS Shareholders own 100% of the issued and outstanding shares of EmployUS (such shares being hereinafter referred to as the “EmployUS Shares”); and

WHEREAS, (i) the EmployUS Shareholders and EmployUS believe it is in their respective best interests for the EmployUS Shareholders to exchange all of the EmployUS Shares for 13,153,800 newly-issued shares as set forth on Schedule III hereto (the “Staffing Shares”) of common stock, $0.001 par value per share, of Staffing (the “Common Stock”), which, at the time of this Agreement, shall constitute approximately 37.47% of the issued and outstanding shares of Staffing Common Stock immediately after the closing of the transactions contemplated herein, and (ii) Staffing believes it is in its best interest and the best interest of its stockholders to acquire the EmployUS Shares in exchange for the Staffing Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, this Agreement will cause EmployUS to become a wholly-owned subsidiary of Staffing;

WHEREAS, Staffing shall complete a private placement offering of shares of Common Stock in an aggregate amount of $1,000,000 or an amount agreeable to EmployUS at some point following the Closing;

WHEREAS, on or before the closing of the Share Exchange, Joseph Albunio owning 8,886,413 shares of Common Stock, agree to cancel 8,386,413 shares of Common Stock pursuant to a cancellation agreement (the “Albunio Cancellation”);

WHEREAS, on or before the closing of the Share Exchange, Brian McLoone owning 8,886,413 shares of Common Stock, agree to cancel 2,836,413 shares of Common Stock pursuant to a cancellation agreement (the “McLoone Cancellation”); and

WHEREAS, on or before the closing of the Share Exchange, Luidmila Yuziuk owning 1,930,972 shares of Common Stock agree to cancel all shares of Common Stock pursuant to a cancellation agreement (the “Yuziuk Cancellation” and together with the McLoone Cancellation and the Albunio Cancellation, the “Share Cancellation”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF EMPLOYUS SHARES FOR STAFFING SHARES, PRIVATE PLACEMENT AND CANCELLATION

Section 1.1 Agreement to Exchange EmployUS Shares for Staffing Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the EmployUS Shareholders shall assign, transfer, convey and deliver the EmployUS Shares to Staffing. In consideration and exchange for the EmployUS Shares, Staffing shall issue, transfer, convey and deliver the Staffing Shares to the EmployUS Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Directors of Staffing at Closing Date. On the Closing Date, EmployUs shall have the right to appoint members to the Staffing Board.

Section 1.4 Private Placement. At some point following the Closing, Staffing shall complete a Private Placement Offering of an aggregate amount of $1,000,000 of Common Stock at a per share price to be agreed upon by the Company (the “Private Placement Offering”).

Section 1.5 Cancellations. On or before the Closing, Joseph Albunio owning an aggregate of 8,886,413 shares of Common Stock shall cancel 8,386,413 shares of his Common Stock and following such cancellation acknowledges that he will own 500,000 shares the Company’s Common Stock. On or before the Closing, Brian McLoone owning an aggregate of 8,886,413 shares of Common Stock shall cancel 2,836,413 shares of his Common Stock and following such cancellation acknowledges that he will own 6,050,000 shares the Company’s Common Stock. On or before the Closing, Luidmila Yuziuk owning an aggregate of 1,930,972 shares of Common Stock shall cancel all 1,930,972 shares of his Common Stock and following such cancellation acknowledges that he will own 0 shares the Company’s Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STAFFING

Staffing represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization.

a. Staffing is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Staffing. “Material Adverse Effect” means, when used with respect to Staffing, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Staffing, or materially impair the ability of Staffing to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

b. Copies of the certificate of incorporation and by-laws of Staffing with all amendments thereto, as of the date hereof (the “Staffing Charter Documents”), have been furnished to the EmployUS Shareholders and to EmployUS, and such copies are accurate and complete as of the date hereof. The minute books of Staffing are current as required by law, contain the minutes of all meetings of the Staffing Board and stockholders of Staffing from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Staffing Board and stockholders of Staffing. Staffing is not in violation of any of the provisions of the Staffing Charter Documents.

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Section 2.2 Capitalization of Staffing.

a. The authorized capital stock of Staffing consists of 75,000,000 shares of Common Stock of which 35,100,011 are issued and outstanding immediately prior to this Share Exchange.

b. All of the issued and outstanding shares of Common Stock of Staffing immediately prior to this Share Exchange are, and all shares of Common Stock of Staffing when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. As of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of Staffing’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Staffing or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Staffing’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Staffing is a party or by which it is bound with respect to any equity security of any class of Staffing. Staffing is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of Staffing.

c. There are no outstanding contractual obligations (contingent or otherwise) of Staffing to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Staffing or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. Staffing does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. Staffing has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Staffing and the consummation by Staffing of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Staffing, and no other corporate proceedings on the part of Staffing are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Staffing and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Staffing does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the Staffing Shares.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by Staffing, nor the consummation by Staffing of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Staffing Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Staffing is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Staffing is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Staffing’s assets, including without limitation the Staffing Shares.

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Section 2.6 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Staffing, currently threatened against Staffing or any of its affiliates, that may affect the validity of this Agreement or the right of Staffing to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Staffing, currently threatened against Staffing or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Staffing or any of its affiliates. Neither Staffing nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Staffing or any of its affiliates relating to Staffing currently pending or which Staffing or any of its affiliates intends to initiate.

Section 2.7 Compliance with Laws. Staffing has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.8 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Staffing Board minutes and financial and other records of whatsoever kind of Staffing have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Staffing. Staffing maintains a system of internal accounting controls sufficient, in the judgment of Staffing, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.9 Employee Benefit Plans. Staffing does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.10 Tax Returns, Payments and Elections. Staffing has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and Staffing has timely paid all Taxes due and adequate provisions have been and are reflected in Staffing’s Financial Statements for all current taxes and other charges to which Staffing is subject and which are not currently due and payable. None of Staffing’s federal income tax returns have been audited by the Internal Revenue Service. Staffing has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Staffing for any period, nor of any basis for any such assessment, adjustment or contingency. Staffing has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

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Section 2.11 No Debt Obligations. Upon the Closing Date, Staffing will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. Staffing is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.12 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to Staffing or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.13 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Staffing to arise, between Staffing and any accountants and/or lawyers formerly or presently engaged by Staffing. Staffing is current with respect to fees owed to its accountants and lawyers.

Section 2.14 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Staffing in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.15 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Staffing or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Staffing but which has not been so publicly announced or disclosed. Staffing has not provided to EmployUS, or the EmployUS Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Staffing but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

Section 2.16 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Staffing or any of the Staffing Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMPLOYUS

EmployUS represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to EmployUS, are true and complete as of the date hereof.

Section 3.1 Incorporation. is a company duly incorporated, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EmployUS’ articles of incorporation. EmployUS has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. EmployUS has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation and otherwise to consummate the transactions herein contemplated.

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Section 3.2 Authorized Shares. The number of shares which EmployUS is authorized to issue consists of 200,000,000 shares of common stock, par value $0.001 per share. There are currently 30,000,000 shares issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3 Subsidiaries and Predecessor Corporations. EmployUS does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.4 Financial Statements.

Prior to Closing, EmployUS shall obtain its audited balance sheet and the related audited statements of operations, stockholders’ equity and cash flows for the period from inception through December 31, 2012 together with the notes to such statements and the opinion of Marcum LLP, independent certified public accountants.

All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of EmployUS. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, EmployUS had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of EmployUS, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

Except as disclosed in Schedule 3.4, EmployUS has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and EmployUS has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of EmployUS are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of EmployUS’ assets are reflected on its financial statements, and EmployUS has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5 Information. The information concerning EmployUS set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events.There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of EmployUS; and EmployUS has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

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Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of EmployUS after reasonable investigation, threatened by or against EmployUS or affecting EmployUS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. EmployUS does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which EmployUS is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the best of its knowledge, EmploysUS has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of EmployUS or except to the extent that noncompliance would not result in the occurrence of any material liability for EmployUS. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 Approval of Agreement. The Board of Directors of EmployUS has authorized the execution and delivery of this Agreement by EmployUS and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by EmployUS in connection herewith constitute the valid and binding obligation of EmployUS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EMPLOYUS SHAREHOLDERS

The EmployUS Shareholders hereby represents and warrants to Staffing:

Section 4.1 Authority. The EmployUS Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the EmployUS Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the EmployUS Shareholders is a party, and to perform the EmployUS Shareholders’ obligations under this Agreement to which the EmployUS Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the EmployUS Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the EmployUS Shareholders, this Agreement is duly authorized, executed and delivered by the EmployUS Shareholders and constitutes the legal, valid and binding obligation of the EmployUS Shareholders, enforceable against the EmployUS Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

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Section 4.2 No Conflict. Neither the execution or delivery by the EmployUS Shareholders of this Agreement to which the EmployUS Shareholders is a party nor the consummation or performance by the EmployUS Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the EmployUS Shareholders (if the EmployUS Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the EmployUS Shareholders is a party or by which the properties or assets of the EmployUS Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the EmployUS Shareholders, or any of the properties or assets of the EmployUS Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the EmployUS Shareholders that involves the EmployUS Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of EmployUS and, to the knowledge of the EmployUS Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The EmployUS Shareholders understand and agree that the Staffing Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Staffing Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. The EmployUS Shareholders hereby agrees with Staffing as follows:

a. Securities Act Legend Accredited Investors. The certificates evidencing the Staffing Shares issued to the EmployUS Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

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b. Other Legends. The certificates representing such Staffing Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

c. Opinion. The EmployUS Shareholders shall not transfer any or all of the Staffing Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Staffing Shares, without first providing Staffing with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Staffing) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Shares. The EmployUS Shareholders are both the record and beneficial owner of the EmployUS Shares. The EmployUS Shareholders are not the record or beneficial owner of any other shares of EmployUS. The EmployUS Shareholders has and shall transfer at the Closing, good and marketable title to the EmployUS Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. At Closing, no EmployUS Shareholders has any pre-emptive rights or any other rights to acquire any shares of EmployUS that have not been waived or exercised.

Section 4.8 Accredited Investor. All EmployUS Shareholders receiving shares of Staffing pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE V

CONDITIONS TO OBLIGATIONS OF EMPLOYUS

AND THE EMPLOYUS SHAREHOLDERS

The obligations of EmployUS and the EmployUS Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by EmployUS and the EmployUS Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of Staffing. All representations and warranties made by Staffing in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. Staffing shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

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Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Staffing shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. Staffing shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Staffing, Staffing’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the EmployUS Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. Staffing must have caused the following documents to be delivered to EmployUS and the EmployUS Shareholders:

a. share certificates evidencing the Staffing Shares registered in the name of the EmployUS Shareholders;

b. a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Staffing Charter Documents, (B) the resolutions of the Staffing Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of Staffing signing this Agreement to which Staffing is a party;

c. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.9.

d. this Agreement is duly executed;

e. such other documents as EmployUS may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Staffing, (B) evidencing the performance of, or compliance by Staffing with any covenant or obligation required to be performed or complied with by Staffing, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Staffing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF STAFFING

The obligations of Staffing to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Staffing in its sole discretion:

Section 6.1 Representations and Warranties of EmployUS and the EmployUS Shareholders. All representations and warranties made by EmployUS and the EmployUS Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

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Section 6.2 Agreements and Covenants. EmployUS and the EmployUS Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 Audit Report. Staffing shall have received an audit report of EmployUS with respect to its two most recently completed fiscal years from an independent accounting firm that is registered with the Public Company Accounting Oversight Board.

Section 6.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of EmployUS shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6 Other Closing Documents. Staffing shall have received such certificates, instruments and documents in confirmation of the representations and warranties of EmployUS and the EmployUS Shareholders, the performance of EmployUS and the EmployUS Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as Staffing or its counsel may reasonably request.

Section 6.7 Documents. EmployUS and the EmployUS Shareholders must deliver to Staffing at the Closing:

a. share certificates evidencing the number of EmployUS Shares, along with executed share transfer forms transferring such EmployUS Shares to Staffing, together with a certified copy of a board resolution of EmployUS approving the registration of the transfer of such shares to Staffing (subject to Closing and payment of stamp duty);

b. this Agreement to which EmployUS and the EmployUS Shareholders is a party, duly executed;

c. such other documents as Staffing may reasonably request for the purpose of (a) evidencing the accuracy of any of the representations and warranties of EmployUS and the EmployUS Shareholders , (b) evidencing the performance of, or compliance by EmployUS and the EmployUS Shareholders with, any covenant or obligation required to be performed or complied with by EmployUS and the EmployUS Shareholders, as the case may be, (c) evidencing the satisfaction of any condition referred to in this Article VI, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 6.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the EmployUS Shares, or any other stock, voting, equity, or ownership interest in, EmployUS, or (b) is entitled to all or any portion of the Staffing Shares.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2 Indemnification.

a. Indemnification Obligations in favor of the Controlling Stockholders of Staffing. From and after the Closing Date until the expiration of the Survival Period, EmployUS shall reimburse and hold harmless the Staffing Controlling Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Staffing Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Staffing Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Staffing Indemnified Party, which arises or results from a third-party claim brought against a Staffing Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of EmployUS. All claims of Staffing pursuant to this Section 7.2 shall be brought by the Staffing Controlling Stockholders on behalf of Staffing and those Persons who were stockholders of Staffing immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $100,000 in the aggregate from EmployUS. No claim for indemnification may be brought under this Section 7.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

b. Indemnification in favor of EmployUS and the EmployUS Shareholders. From and after the Closing Date until the expiration of the Survival Period, the Staffing Controlling Stockholders will, severally and not jointly, indemnify and hold harmless EmployUS, the EmployUS Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “EmployUS Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by Staffing or the Staffing Controlling Stockholders in this Agreement, and in any certificate delivered by Staffing or the Staffing Controlling Stockholders pursuant to this Agreement, (ii) any breach by Staffing or the Staffing Controlling Stockholders of any covenant, obligation or other agreement made by Staffing or the Staffing Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by Staffing or the Staffing Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all Staffing Controlling Stockholders. No claim for indemnification may be brought under this Section 7.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

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ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

If to EmployUS or the EmployUS Shareholders, to:

400 Poydras St., Suite 1165

New Orleans, LA 70130

Attn: Brent Callais, CEO

With a copy to (which copy shall not constitute notice):

If to Staffing or the Staffing Controlling Stockholders, to:

400 Poydras St., Suite 1165

New Orleans, LA 70130

Attn: Brian McLoone, CEO

With a copy to (which copy shall not constitute notice):

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, NJ 08648

Attn: Gregg E. Jaclin, Esq.

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America (or, in the case of the EmployUS Shareholders or EmployUS, in the United States of America) and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

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Section 8.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.4.

Section 8.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 8.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[Remainder of this page intentionally left blank]

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYUS LTD.

By:
Name: Brent Callais
Title: Chief Executive Officer

THE STAFFING GROUP LTD.

By:
Name: Brian McLoone
Title: Chief Executive Officer

STAFFING’S CONTROLLING STOCKHOLDERS

By:
Brian McLoone
Number of Shares Owned: 8,886,413
% Ownership: 25.3%

By:
Joseph Albunio
Number of Shares Owned: 8,886,413
% Ownership: 25.3%

IN WITNESS WHEREOF, the parties below hereto have executed this Agreement as of the date first above written and consent to the cancellation of their shares of Staffing in conformity with this executed Agreement as of the date first above written.

By:
Name: Luidmila Yuziuk

By:
Name: Brian McLoone

By:
Name: Joseph Albunio

[SIGNATURE PAGE OF EMPLOYUS SHARHOLDERS

TO SHARE EXCHANGE AGREEMENT]

EMPLOYUS SHAREHOLDERS

By:
BD CALLAIS

By:
BROADSMOORE GROUP

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SCHEDULE I

EmployUS’ Pre-Closing Shareholder List

Shareholder	Number of Shares	Percent Ownership
BD Callais	15,000,000	50%
Broadsmoore Group	15,000,000	50%
Total Shares Outstanding	30,000,000

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SCHEDULE II

The Staffing Group Ltd.

Pre-Closing Shareholder List

Shareholder	Number of Shares	Percent Ownership of Company *
Brian McLoone	8,886,413	25.3%
Joseph Albunio	8,886,413	25.3%
Total Shares	17,772,826	50.63%

* Based on 35,100,011 shares outstanding.

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SCHEDULE III

The Staffing Group Ltd.

Issuance to EmployUS Shareholders

Shareholder	Number of Shares	Percent Ownership*
BD Callais	6,050,000	17.24%
Broadsmoore Group	7,103,800	20.24%
Total Shares Outstanding	13,153,800	37.48%

* Based on 35,100,011 shares outstanding immediately following the share issuance

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Schedule 3.4 – Financial Statements

  Tax liabilities of $304,400.38